UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2007

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74–3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA 31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On August 27, 2007, the Board of Directors of Health Discovery Corporation (the “Company”), pursuant to Section 3.2 of the Company’s Bylaws, authorized an increase of the size of the Board of Directors from three to five seats. The Board of Directors then appointed Richard Caruso and Jimmy Woodward to the vacant seats. Dr. Caruso and Mr. Woodward will each serve as directors until the next meeting of the Company’s shareholders.

As a condition to the closing of the transactions contemplated by the Securities Purchase Agreement, dated August 15, 2007, the Company agreed to effect an increase in the size of the Board of Directors to facilitate the election of two individuals reasonably acceptable to the Company and the Lead Investor (as defined in the Securities Purchase Agreement), and to support the appointment of each to serve until the next meeting of the shareholders. The Lead Investor has confirmed its view that Dr. Caruso and Mr. Woodward are acceptable candidates for the two open Board seats.

In recognition of their service as Directors, each of the new Directors will be issued a warrant to purchase 1,500,000 shares of the Company’s common stock. The warrants vest 250,000 shares every six months, have an exercise price of $0.08 (which was the closing price on August 24, 2007, the date prior to issuance), and expire on August 27, 2013. Dr. Caruso and Mr. Williams are each a party to the Securities Purchase Agreement, with Dr. Caruso, through an affiliated company, committing to invest $250,000, and Mr. Williams committing to invest $25,000, with each individual’s commitment contingent on the satisfaction of the closing conditions contained in the Securities Purchase Agreement and more fully described in the Company’s Form 10-Q for the period ended June 30, 2007. There are no other arrangements or understandings between Dr. Caruso or Mr. Williams and any other persons pursuant to which either Dr. Caruso or Mr. Williams was selected as a Director of the Company, and neither Dr. Caruso nor Mr. Williams has any transactions, and there were no proposed transactions, with the Company during the last two years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: August 29, 2007	By:	/s/ Daniel Furth
Daniel Furth Principal Financial Officer

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